Exhibit 15
The Allstate Corporation
3100 Sanders Road
Northbrook, IL 60062

We have reviewed in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries for the periods ended September 30, 2022 and 2021, as indicated in our report dated November 2, 2022; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form S-8 Registration Statement Nos.
333-255698	333-04919
333-40283
333-134243
333-175526
333-188821
333-200390
333-218343
333-228490
333-228491
333-228492
333-231753

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 2, 2022